Exhibit 99.2

FTI Consulting, Inc. Announces Successful Completion of Offering of $300.0 Million 6.0% Senior Notes Due 2022

WEST PALM BEACH, Fla., Nov. 28, 2012 /PRNewswire/ — FTI Consulting, Inc. (NYSE: FCN) (the “Company”) today announced that it has completed its previously announced private offering of $300.0 million aggregate principal amount of 6.0% Senior Notes due 2022 (the “Notes”). The Notes were issued at a price of 100% of their principal amount. The Notes are guaranteed by certain of the Company’s existing and future domestic restricted subsidiaries.

The Notes and related guarantees were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act, applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or foreign jurisdiction.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of federal securities law. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control. Such risks and uncertainties include, but are not limited to, general economic conditions and other factors listed in the Company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward looking statements to conform such statements to actual results or events and do not intend to do so.

CONTACT: Mollie Hawkes, Investor Relations & Communications Manager, FTI Consulting, +1-617-747-1791 direct, mollie.hawkes@fticonsulting.com